SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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/ /	Definitive Proxy Statement
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Tab Products Co.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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August 17, 2001

Mr. Thaddeus J. Jaroszewicz
c/o Hamilton Sorter Co., Inc.
3158 Production Drive
Fairfield, OH 45014

Dear Mr. Jaroszewicz:

    We are replying to your letter dated August 9, 2001, which has been reviewed by our Board.

    As TAB has previously indicated, our Board strongly believes that selling the Company at this time is the wrong strategy. The TAB Board is convinced that the results called for by our operating plan are achievable and that the plan's success will materially improve TAB's value for all of our stockholders, not simply in short-term trading price but in the value which would be paid by any potential acquirer.

    We believe that a sale of TAB at this time would fail to realize the true value of TAB's strong customer base, brand and distributor channels. Rather, a sale of the Company to Hamilton Sorter at your proposed price of $5 per share, this early in the turnaround process, will allow you and your group, rather than all of our stockholders, to reap the rewards of operational improvements which are already beginning to happen. Indeed, the timing of your offer is designed to benefit you and your group opportunistically from TAB's disappointing results in recent periods by attempting to buy TAB before our turnaround efforts can be given the chance to demonstrate the company's true value to an acquirer. Our Board is unanimous in its view that your proposal does not reflect TAB's full potential value. In this connection, the Board takes note that tangible net book value was $7.27 per diluted share at fiscal year end 2001.

    In addition, our Board has reviewed the form of proposed commitment letter from LaSalle National Bank that you have proffered. We have concluded that your financing remains highly contingent since the bank's letter indicates that it must receive an appraisal of TAB's fixed assets and conduct a field audit of TAB, in each case with results satisfactory to the bank in its sole discretion. The bank will also not fund if it determines that a material adverse change has occurred in TAB's condition or operations. Further, the Board has noted that this contingent financing proposal is not yet committed because you have not paid the $50,000 commitment fee.

    Our Board does not view this highly conditional financing — which exposes the Company to a significant risk that your proposal will not be consummated — as a sound basis for embarking on time-consuming negotiations.

Page Two
Mr. Thaddeus J. Jaroszewicz
August 17, 2001

    Finally, our Board has noted your request that your group and the bank be permitted to conduct an immediate due diligence review. Since we believe that selling TAB to you on the basis of your proposal is not the best course of action for all of our stockholders, and in light of the highly conditional nature of your proposed financing and the significant risk of its non-consummation, our Board does not consider that it would be appropriate to divert management from running the business by granting your request.

    In addition, we want to take this opportunity to urge you to call off your costly and disruptive proxy contest and permit our management to focus its efforts on what is best for all TAB stockholders — improving operational and financial results. We note your earlier contention that the contest will not involve significant expense and yet you have seen the need to engage, as your own advisors on this effort, both a New York law firm that specializes in hostile takeovers and a specialist proxy solicitor, which we assume has required significant cash outlay that is included in the costs you propose to recover from TAB if you are successful.

Very truly yours,

Gary W. Ampulski President and Chief Executive Officer	Hans A. Wolf Chairman of the Board

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Additional Information:
YOU ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT OF TAB PRODUCTS CO. FOR ITS 2001 ANNUAL MEETING OF STOCKHOLDERS WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Security holders may obtain a free copy of the proxy statement and other related documents filed by Tab at the SEC's website at www.sec.gov or at the SEC's public reference room located at 450 Fifth Street, NW, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. When available, the definitive proxy statement and other related documents may also be obtained from Tab by contacting Tab Products Co., Attention: Corporate Secretary, 935 Lakeview Parkway, Suite 195, Vernon Hills, IL 60061-1442. Information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, is contained in the materials filed with the SEC on Schedule 14A by Tab Products Co. on June 22, 2001.